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                                                                    EXHIBIT 99.1

[SUIZA FOODS LOGO]


                                  NEWS RELEASE

                                  Contact:   Cory Olson
                                             Vice President and Treasurer
                                             (214) 303-3645

FOR IMMEDIATE RELEASE
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            SUIZA FOODS COMPLETES ACQUISITION OF SOUTHERN FOODS GROUP
                   AND RELEASES UPDATED SHARE REPURCHASE DATA

         DALLAS, TEXAS, January 4, 2000 - Suiza Foods Corporation (NYSE:SZA) announced today the completion of its acquisition of Southern Foods Group, L.P. Southern Foods, whose well-known regional dairy brands include Meadow Gold(R), rights to Borden(R), Elsie(R), and Foremost(R) in several states, Oak Farms(R), Schepps(R) Barbe's(R), Brown's Velvet Dairy(R), and Hygeia(R), is the nation's third largest fluid milk processor, with operations in 11 states including Alabama, Colorado, Hawaii, Idaho, Louisiana, Mississippi, Montana, Nebraska, Oklahoma, Texas and Utah.

         The transaction was effected through a joint venture with Dairy Farmers of America, which previously owned interests in Southern Foods and in Suiza's southern California and northeastern operations. The joint venture, which encompasses all of Suiza's domestic fluid milk operations and the operations of Southern Foods, is owned 66.2% by Suiza, and 33.8% by Dairy Farmers of America. Suiza's Morningstar subsidiary, which manufactures and sells value added products such as coffee creamers, whipped toppings, and cultured dairy products, and its international businesses, which includes its Puerto Rico dairy and its European packaging operations, will continue to operate as wholly-owned subsidiaries of the company. Suiza also continues to hold a minority interest in Consolidated Container Company.

         With the closing of the transaction, Pete Schenkel, formerly President and Chief Executive Officer of Southern Foods, became the President of the new joint venture, and Vice Chairman of Suiza's Board of Directors. Rick Beaman, former Executive Vice President of Southern Foods, will serve as Chief Operating Officer of Southern Foods. The company also announced the retirement of Bill Brick, Chief Operating Officer of Suiza's U.S. fluid milk division.

         Simultaneously with the closing of the acquisition, the joint venture obtained a new credit facility with borrowing capacity of up to $1.6 billion, $240 million of which is available for borrowing by Southern Foods. Approximately $1.1 billion was borrowed under this facility at closing, $180 million of which was borrowed by Southern Foods. Remaining capacity under this credit facility will be used to fund future domestic dairy


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acquisitions and for general corporate purposes. In addition, Suiza terminated its previously existing senior credit facility and replaced it with a new corporate facility with borrowing capacity of up to $300 million. This facility is currently undrawn, and will be used to fund future acquisitions, for stock repurchases and for general corporate purposes.

         Suiza also announced that during the fourth quarter it had repurchased a total of 3,486,508 shares of its common stock under its open market share repurchase program.

         Suiza Foods Corporation is the nation's leading dairy processor and distributor, producing a full line of company-branded and customer-branded products such as fluid milk, ice cream and novelties, coffee creamers, half-and-half, whipping cream, sour cream, cottage cheese and yogurt. Suiza also manufactures and distributes fruit juices and other flavored drinks, bottled water and coffee. In addition to the newly acquired Southern Foods brands, Suiza sells its dairy products under various brands including national brands (such as International Delight(R), Sun Soy(R), Second Nature(R), Naturally Yours(R) and Mocha Mix(R)), strong regional brands (such as Broughton(R), Country Fresh(R), Dairymens(R), Lehigh Valley Farms(R), London's(R), Model(TM), Natural by Garelick Farms(R), Suiza(TM), Louis Trauth(TM), Tuscan(R), Velda Farms(R) and West Lynn Creamery(R)) and partner or licensed brands in certain regions (including Lactaid(R), Flav-O-Rich(R) and Pet(R)). Suiza also has holdings in the consumer goods packaging industry.


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